EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Contact:
(Company)                                          (Corporate Communications)
Barbara Duncan                                     Kathleen Eppolito
Chief Financial Officer                            Scientia Communications, Inc.
DOV Pharmaceutical, Inc.                           (718) 281-1809
(201) 968-0980

          DOV PHARMACEUTICAL, INC. ANNOUNCES FIRST QUARTER 2004 RESULTS

Hackensack, NJ, May 10, 2004. DOV Pharmaceutical, Inc. (Nasdaq: DOVP) today announced results for the first quarter ending March 31, 2004.

FIRST QUARTER 2004 PERFORMANCE

For the first quarter of 2004, the Company reported a net loss of $7.7 million, or $0.46 per share, compared with $2.6 million, or $0.18 per share, for the comparable period last year. At March 31, 2004, cash and cash equivalents and marketable securities totaled $57.9 million.

Of the $5.1 million increase in net loss for the first quarter, $2.0 million was the result of a decrease of $3.0 million in deferred revenue offset by a decrease of $1.0 million in license fee expenses incurred on the termination of the Biovail relationship (described below). The remaining overall increase in net loss of $3.1 million was primarily due to an increase in the Company's other operating expenses of $2.2 million for the first quarter of 2004 as the Company advanced its products in clinical development and preclinical trials, added new employees to support its expanded operations and increased compensation expense. The Company reported an increase in non-cash interest expense of $645,000 in the first quarter of 2004 primarily related to the beneficial conversion feature of the promissory notes issued to Elan. The Company also reported a decrease in other income of $135,000 primarily due to the income reported in 2003 related to a decrease in the estimated value of warrants issued as part of a settlement for the class action lawsuit by shareholders and a decrease in interest income of $79,000.

In March 2003, the Company entered into a separation agreement with Biovail that provided for the return to DOV of its December 2000 patent for a proprietary controlled release formulation of diltiazem and the termination of the 2001 exclusive license agreement with Biovail for development of this formulation for the treatment of angina and hypertension. As the separation agreement ends the Company's performance obligations, it recognized the remaining deferred revenue, totaling $3.0 million as of December 31, 2002, as revenue in the first quarter of 2003.

RECENT HIGHLIGHTS:

MARCH 2004

The Company:

o Received guidance from FDA's Division of Anti-Inflammatory, Analgesic and Ophthalmologic Drug Products on its Phase III development plan and NDA registration strategy for bicifadine. DOV intends to seek approval of bicifadine for the treatment of acute pain and chronic lower back pain. In order to support an NDA for acute pain, the Company intends to conduct pivotal clinical trials in three additional pain models, one of which will require replication. For a chronic back pain indication, the Company will be expected to submit positive results from two pivotal, placebo controlled studies of three months treatment duration. As part of the clinical development of bicifadine, the Company plans to continue pharmacokinetic clinical trials examining such factors as patient age, potential interactions with other drugs and other studies required by the FDA for NDA programs. In addition, the Company intends to obtain long-term safety observations from at least 100 patients treated with bicifadine for one year and 300 patients treated with bicifadine for six months. The Company initiated the FDA-required two-year carcinogenicity study for bicifadine in October 2003. The Company intends to initiate two pivotal Phase III studies in the third quarter of 2004, one in an acute post-surgical pain model and one in a chronic lower back pain model.

o Completed a $10 million private financing through the sale of 666,667 common shares to an institutional investor at $15.00 per share.

APRIL 2004

The Company:

o Received from its partner Neurocrine notice of preliminary positive results from two Phase III clinical trials. The trials evaluated the two formulations of indiplon, immediate release and modified release, in elderly patients with chronic insomnia. Neurocrine has now completed Phase I, II and III clinical trials in over 7,000 subjects to date in one of the most comprehensive clinical programs in insomnia to address the multiple needs of younger and older adult patients with insomnia such as sleep initiation, sleep maintenance, middle of the night awakenings and long-term administration.

o Received notice from the division of Neuropharmacological Drug Products at the FDA that it would like to meet with the Company to discuss the continued clinical hold of ocinaplon, DOV's product candidate for generalized anxiety disorder. The meeting, scheduled for late June 2004, offers the Company an opportunity to discuss the conditions under which potential future multiple dose studies of ocinaplon might proceed.

MAY 2004

The Company:

o Received notice from its partner Neurocrine that results from a recently completed Phase I clinical trail in healthy volunteers indicate that indiplon immediate release when taken in the middle of the night is safe and well tolerated without evidence of next day residual effects.

o Received notice from its partner Neurocrine that results from two Phase I studies indicate that indiplon modified release does not effect respiratory functioning in healthy subjects or those with mild-to-moderate chronic obstructive pulmonary disease.


DOV is a biopharmaceutical company focused on the discovery, acquisition, development and commercialization of novel drug candidates for central nervous system and other disorders, including cardiovascular, that involve alterations in neuronal processing. We have six product candidates undergoing clinical development that address therapeutic indications with significant unmet needs.

CAUTIONARY NOTE

Statements in this press release that are not historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act, each as amended, including statements regarding our expectations with respect to the progress of and level of expenses for our clinical trial programs. You can also identify forward-looking statements by the following words: may, will, should, expect, intend, plan, anticipate, believe, estimate, predict, potential, continue or the negative of these terms or other comparable terminology. We caution you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by us about which we cannot be certain. Actual results or events will surely differ and may differ materially from our forward-looking statements as a result of many factors, some of which we may not be able to predict or may not be within our control. Such factors may also materially adversely affect our ability to achieve our objectives and to successfully develop and commercialize our product candidates, including our ability to:

o demonstrate the safety and efficacy of product candidates at each stage of development;

o meet our development schedule for our product candidates, including with respect to clinical trial initiation, enrollment and completion;

o meet applicable regulatory standards and receive required regulatory approvals on our anticipated time schedule or at all;

o meet obligations and required milestones under our license and other agreements;

o     obtain collaborations as required with pharmaceutical partners;

o     obtain substantial additional funds;

o     obtain and maintain all necessary patents or licenses; and

o produce drug candidates in commercial quantities at reasonable costs and compete successfully against other products and companies.

Factors that may cause our actual results to differ materially from our forward-looking statements include (i) one or more of our product candidates could be shown to cause harmful side effects, (ii) one or more of our product candidates may not exhibit the expected therapeutic results, (iii) we or the FDA may suspend one or more of our clinical trials, (iv) patient recruitment may be slower than expected or patients may drop out of our clinical trials, (v) we may not receive regulatory approval for our product candidates or approval may be delayed, and (vi) our success depends on the performance of our licensees and collaborative partners who among other things may not fulfill their obligations to us. You should also refer to the risks discussed in our other filings with the Securities and Exchange Commission including those contained in our annual report on Form 10-K filed on March 15, 2004. We qualify all our forward-looking statements by these cautionary statements. There may be other factors that may materially affect our forward-looking statements and our future results. Readers should not, therefore, place undue reliance on our forward-looking statements. We do not undertake any obligation and do not intend to update any forward-looking statement.

                            DOV PHARMACEUTICAL, INC.
                         CONSOLIDATED BALANCE SHEET DATA

                                            DECEMBER 31, 2003     MARCH 31, 2004
                                            -----------------     --------------
                                               (Unaudited)         (Unaudited)
Cash and cash equivalents ..........           $22,290,999         $28,222,158
Marketable securities .............             29,870,926          29,647,537
Working capital ...................             46,516,202          47,229,512
Total assets ......................             53,851,860          59,143,633
Long-term debt .....................            14,886,098          15,173,798
Total stockholders' equity .........            35,905,293          39,463,830

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            THREE MONTHS ENDED
                                                                MARCH 31,
                                                       -----------------------------
                                                           2003             2004
                                                       ------------     ------------
                                                                (Unaudited)
Revenue ...........................................    $  2,968,750     $         --
Operating expenses:
   License expense ................................       1,000,000               --
   Research and development expense ...............       3,260,457        5,509,292
   General and administrative expense .............       1,255,353        1,257,382
                                                       ------------     ------------

      Loss from operations ........................      (2,547,060)      (6,766,674)
Interest income ...................................         237,094          157,893
Interest expense ..................................        (436,258)      (1,081,366)
Other income, net .................................         135,968              455
                                                       ------------     ------------
Total consolidated net loss .......................    $ (2,610,256)    $ (7,689,692)
                                                       ============     ============
Basic and diluted net loss per share ..............    $      (0.18)    $      (0.46)
                                                       ============     ============

Weighted average shares used in computing basic and
   diluted net loss per share .....................      14,476,825       16,700,740